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news release

FOR RELEASE AT 5:15 AM CT	EXHIBIT 99.1
MAY 1, 2026
Chevron Reports First Quarter 2026 Results
•Reported earnings of $2.2 billion; adjusted earnings of $2.8 billion
•Returned $6.0 billion cash to shareholders; 16th consecutive quarter over $5 billion
•Worldwide and U.S. production increased by 15 and 24 percent, respectively
HOUSTON, May 1, 2026 – Chevron Corporation (NYSE: CVX) reported earnings of $2.2 billion ($1.11 per share - diluted) for first quarter 2026, compared with $3.5 billion ($2.00 per share - diluted) in first quarter 2025. Included in the quarter was a net loss of $360 million related to a legal reserve. Foreign currency effects decreased earnings by $223 million. Adjusted earnings of $2.8 billion ($1.41 per share - diluted) in first quarter 2026 compared to adjusted earnings of $3.8 billion ($2.18 per share - diluted) in first quarter 2025. See Attachment 4 for a reconciliation of adjusted earnings.
Earnings & Cash Flow Summary

	Unit	1Q 2026	4Q 2025	1Q 2025
Total Earnings / (Loss)	$ MM	$2,210	$2,770	$3,500
Upstream	$ MM	$3,909	$3,035	$3,758
Downstream	$ MM	$(817)	$823	$325
All Other	$ MM	$(882)	$(1,088)	$(583)
Earnings Per Share - Diluted	$/Share	$1.11	$1.39	$2.00
Adjusted Earnings (1)	$ MM	$2,793	$3,028	$3,813
Adjusted Earnings Per Share - Diluted (1)	$/Share	$1.41	$1.52	$2.18
Cash Flow From Operations (CFFO)	$ B	$2.5	$10.8	$5.2
CFFO Excluding Working Capital (1)	$ B	$7.1	$9.1	$7.6
Avg. Brent Spot Price (Source: Platts)	$/BBL	$81	$64	$76
(1) See non-GAAP measure definitions on page 6 and reconciliations in the attachments
“Despite heightened geopolitical volatility and related supply disruptions, Chevron delivered solid first quarter performance, underscoring the resilience of our portfolio and the value of disciplined execution,” said Mike Wirth, Chevron’s Chairman and Chief Executive Officer. “Strong operating results in the United States, particularly following the integration of Hess, and continued growth in the Gulf of America and Permian Basin, drove higher production while maintaining financial flexibility.”
“Our U.S. refineries operated at record crude throughput in March, capital spending remains within guidance, and our structural cost reductions are firmly on track,” Wirth continued. “This disciplined performance supports dependable cash generation, enabling us to continue returning significant capital to shareholders, while investing in advantaged long-lived assets.”
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“We continue to closely monitor developments in the Middle East with a focus on the safety of our workforce and the integrity of our assets and operations,” Wirth concluded. “The unpredictable external environment reinforces the importance of disciplined investment to ensure reliable energy supply and global energy security.”
Financial and Business Highlights

	Unit	1Q 2026	4Q 2025	1Q 2025
Return on Capital Employed (ROCE)%		4.5%	5.4%	8.3%
Capital Expenditures (Capex)	$ B	$4.1	$5.3	$3.9
Affiliate Capex	$ B	$0.3	$0.4	$0.5
Free Cash Flow (FCF) (1)	$ B	$(1.5)	$5.5	$1.3
Adjusted Free Cash Flow (1)	$ B	$4.1	$4.2	$4.2
Debt-to-CFFO	Ratio	1.5x	1.2x	1.0x
Net debt-to-CFFO (1)	Ratio	1.3x	1.0x	0.8x
Net Oil-Equivalent Production	MBOED	3,858	4,045	3,353
(1) See non-GAAP measure definitions on page 6 and reconciliations in the attachments
Financial Highlights
•Reported earnings decreased compared to first quarter 2025 primarily due to unfavorable timing effects of approximately $2.9 billion. These effects include timing mismatches in earnings recognition related to the mark‑to‑market of financial derivatives prior to the physical delivery of the associated hydrocarbons, as well as the impact of LIFO inventory accounting. Excluding those unfavorable effects, earnings improved due to upstream production growth and higher refining margins.
•Production in the first quarter of 2026 was higher than first quarter last year largely due to the acquisition of Hess Corporation (Hess) and growth in the Gulf of America and the Permian Basin, partly offset by downtime at the company’s 50 percent owned affiliate Tengizchevroil (TCO) and curtailments in the Middle East (Israel and the Partitioned Zone between Saudi Arabia and Kuwait). U.S. production exceeded 2 million oil-equivalent barrels per day for the third consecutive quarter.
•U.S. refinery crude unit throughput remains over 1 million barrels per day for the fifth consecutive quarter and achieved a record in March 2026.
•Capex in the first quarter of 2026 was higher than last year largely due to spend on legacy Hess assets, partially offset by lower spend in the Permian Basin.
•Cash flow from operations in the first quarter of 2026 was lower than a year ago primarily due to higher working capital outflows largely resulting from the sharp increase in commodity prices in March 2026. Adjusted free cash flow benefited from a $1 billion loan repayment from TCO.
•The company returned $6.0 billion of cash to shareholders during the quarter, including share repurchases of $2.5 billion and dividends of $3.5 billion.
•The company’s Board of Directors declared a quarterly dividend of one dollar and seventy-eight cents ($1.78) per share, payable June 10, 2026, to all holders of common stock as shown on the transfer records of the corporation at the close of business on May 19, 2026.
Business Highlights and Milestones
•Announced an agreement in Venezuela to expand Chevron’s heavy oil interest in the Petroindependencia, S.A. joint venture and include rights to develop the adjacent Ayacucho 8 area at the Petropiar, S.A. joint venture in the Orinoco Oil Belt.

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•Entered into an exclusivity agreement with Microsoft and Engine No. 1 related to a proposed power generation and electricity offtake agreement to support the power project under development in West Texas.
•Expansions at Tamar and Leviathan in Israel have achieved start-up, adding production capacity to support growing demand and regional energy security.
•Reached a final investment decision on the Aseng gas project in Equatorial Guinea, advancing the country's efforts to expand its role in global gas markets.
•Discovered oil at the Bandit prospect in Green Canyon Block 680 in the Gulf of America, through a non-operated joint venture.
•Entered Libya as a winning bidder in the Sirte Basin, expanding the company’s exploration portfolio with high-quality acreage and high-impact prospects.
•Awarded four offshore exploration leases in Greece, further expanding the company's position in the Eastern Mediterranean region.
•Farmed into the OFF-7 block in Uruguay, building depth in the exploration portfolio.
Segment Highlights
Upstream

U.S. Upstream	Unit	1Q 2026	4Q 2025	1Q 2025
Earnings / (Loss)	$ MM	$2,112	$1,258	$1,858
Net Oil-Equivalent Production	MBOED	2,024	2,055	1,636
Liquids Production	MBD	1,461	1,488	1,159
Natural Gas Production	MMCFD	3,380	3,402	2,859
Liquids Realization	$/BBL	$51.94	$42.99	$55.26
Natural Gas Realization	$/MCF	$2.48	$2.21	$2.50
•U.S. upstream earnings were higher primarily due to increased sales volumes partly offset by higher depreciation, depletion and amortization, higher operating expenses, and lower liquids realizations.
•Net oil-equivalent production during the quarter was up 388,000 barrels per day from the year-ago period primarily due to the acquisition of Hess and higher production in the Gulf of America following project start‑ups, and growth in the Permian Basin.

International Upstream	Unit	1Q 2026	4Q 2025	1Q 2025
Earnings / (Loss) (1)	$ MM	$1,797	$1,777	$1,900
Net Oil-Equivalent Production	MBOED	1,834	1,990	1,717
Liquids Production	MBD	974	1,071	822
Natural Gas Production	MMCFD	5,161	5,514	5,371
Liquids Realization	$/BBL	$77.50	$57.53	$67.69
Natural Gas Realization	$/MCF	$6.99	$6.97	$7.12
(1) Includes foreign currency effects	$ MM	$(233)	$(125)	$(136)
•International upstream earnings were lower than a year ago primarily due to unfavorable timing effects, higher depreciation, depletion and amortization, and unfavorable foreign currency effects that were partly offset by higher sales volumes.

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•Net oil-equivalent production during the quarter was up 117,000 barrels per day from the year-ago period primarily due to the acquisition of Hess, partly offset by lower production at TCO.
Downstream

U.S. Downstream	Unit	1Q 2026	4Q 2025	1Q 2025
Earnings / (Loss)	$ MM	$196	$230	$103
Refinery Crude Unit Inputs	MBD	1,054	1,020	1,018
Refined Product Sales	MBD	1,265	1,293	1,293
•U.S. downstream earnings were higher than the year-ago period primarily due to higher margins on refined product sales partly offset by a higher litigation reserve.
•Refinery crude unit inputs increased 4 percent from the year-ago period primarily due to the continued ramp-up of the Light Tight Oil project at the Pasadena, Texas refinery.
•Refined product sales decreased 2 percent compared to the year-ago period.

International Downstream	Unit	1Q 2026	4Q 2025	1Q 2025
Earnings / (Loss) (1)	$ MM	$(1,013)	$593	$222
Refinery Crude Unit Inputs	MBD	616	665	618
Refined Product Sales	MBD	1,493	1,546	1,398
(1) Includes foreign currency effects	$ MM	$8	$9	$3
•International downstream earnings were lower than the year-ago period primarily due to lower margins on refined product sales, including unfavorable timing effects and higher operating expenses mainly from higher transportation costs.
•Refinery crude unit inputs were flat relative to the year-ago period.
•Refined product sales increased 7 percent from the year-ago period due to higher demand for gasoline.
All Other

All Other	Unit	1Q 2026	4Q 2025	1Q 2025
Net charges (1)	$ MM	$(882)	$(1,088)	$(583)
(1) Includes foreign currency effects	$ MM	$2	$(14)	$(5)
•All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
•Net charges increased compared to a year ago primarily due to the absence of prior-year favorable fair value adjustment on Hess shares and higher interest expense.
Chevron is one of the world’s leading integrated energy companies. We believe affordable, reliable and ever-cleaner energy is essential to enabling human progress. Chevron produces crude oil and natural gas; manufactures transportation fuels, lubricants, petrochemicals and additives; and develops technologies that enhance our business and the industry. We aim to grow our oil and gas business, lower the carbon intensity of operations, and grow new energies businesses. More information about Chevron is available at www.chevron.com.
# # #
Contact: James Craig -- +1 925-842-1319

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NOTICE
Chevron’s discussion of first quarter 2026 earnings with security analysts will take place on Friday, May 1, 2026, at 10:00 a.m. CT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Prepared remarks for today’s call, additional financial and operating information and other complementary materials will be available prior to the call at approximately 5:30 a.m. CT and located under “Events and Presentations” in the “Investors” section on the Chevron website. Chevron also publishes a “Sensitivities and Forward Guidance” document with consolidated guidance and sensitivities that is updated quarterly and posted to the Chevron website the month prior to earnings calls.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs. Structural cost reductions describe decreases in operating expenses from operational efficiencies, divestments, and other cost saving measures that are expected to be sustainable compared with 2024 levels.
Please visit Chevron’s website and Investor Relations page at www.chevron.com and www.chevron.com/investors, LinkedIn: www.linkedin.com/company/chevron, X: @Chevron, Facebook: www.facebook.com/chevron, and Instagram: www.instagram.com/chevron, where Chevron often discloses important information about the company, its business, and its results of operations.
Non-GAAP Financial Measures - This news release includes adjusted earnings/(loss), which reflect earnings or losses excluding significant non-operational items including impairment charges, write-offs, decommissioning obligations from previously sold assets, severance costs, gains on asset sales, legal reserves for ceased operations, fair value adjustments for investments in equity securities, unusual tax items, effects of pension settlements and curtailments, foreign currency effects and other special items. We believe it is useful for investors to consider this measure in comparing the underlying performance of our business across periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. A reconciliation to net income (loss) attributable to Chevron Corporation is shown in Attachment 4.
This news release also includes cash flow from operations excluding working capital, free cash flow and adjusted free cash flow. Cash flow from operations excluding working capital is defined as net cash provided by operating activities less net changes in operating working capital, and represents cash generated by operating activities excluding the timing impacts of working capital. Free cash flow is defined as net cash provided by operating activities less capital expenditures and generally represents the cash available to creditors and investors after investing in the business. Adjusted free cash flow is defined as free cash flow excluding working capital plus proceeds and deposits related to asset sales and returns of investments plus net repayment (borrowing) of loans by equity affiliates and generally represents the cash available to creditors and investors after investing in the business excluding the timing impacts of working capital. The company believes these measures are useful to monitor the financial health of the company and its performance over time. Reconciliations of cash flow from operations excluding working capital, free cash flow and adjusted free cash flow are shown in Attachment 3.
This news release also includes net debt ratio and net debt-to-CFFO ratio. Net debt ratio is defined as total debt less cash and cash equivalents, time deposits and marketable securities (net debt) as a percentage of net debt plus Chevron Corporation stockholders’ equity, which indicates the company’s leverage, net of its cash balances. The net debt-to-CFFO ratio is defined as net debt divided by CFFO for the prior four quarters, which measures the company’s ability to cover its net debt using the cash it generates from operations. The company believes these measures are useful to monitor the strength of the company’s balance sheet. A reconciliation of net debt ratio and net debt-to-CFFO ratio is shown in Attachment 2.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements relating to Chevron’s operations, assets, and strategy that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “progress,” “design,” “enable,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “trajectory,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “future,” “aspires” and similar expressions, and variations or negatives of these words, are intended to identify such forward-looking statements, but not all forward-looking statements include such words. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for the company’s products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changes to government policies in the countries in which the company operates; public health crises, such as pandemics and epidemics, and any related government policies and actions; disruptions in the company’s global supply chain, including supply chain constraints and escalation of the cost of goods and services; changing economic, regulatory and political environments in the various countries in which the company operates, including Venezuela; general domestic and international economic, market and political conditions, including the conflict between Russia and Ukraine, the ongoing conflict in the Middle East and the global response to these hostilities; changing refining, marketing and chemicals margins; the amount and timing of settlements on the company’s commodity derivative contracts; the company’s ability to realize anticipated cost savings and efficiencies associated with enterprise structural cost reduction initiatives; actions of competitors or regulators; timing of exploration expenses; changes in projected future cash flows; timing of crude oil liftings; uncertainties about the estimated quantities of crude oil, natural gas liquids and natural gas reserves; the competitiveness of alternate-energy sources or product substitutes; pace and scale of the development of large carbon capture and storage and offset markets; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes undertaken or required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures related to greenhouse gas emissions and climate change; the potential liability resulting from pending or future litigation; the company’s ability to achieve the anticipated benefits from the acquisition of Hess Corporation; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, taxes and tax audits, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; higher inflation and related impacts; material reductions in corporate liquidity and access to debt markets; changes to the company’s capital allocation strategies; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 21 through 27 of the company’s 2025 Annual Report on Form 10-K, and as updated in the future. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended March 31,
REVENUES AND OTHER INCOME	2026	2025
Sales and other operating revenues	$47,556	$46,101
Income (loss) from equity affiliates	745	820
Other income (loss)	306	689
Total Revenues and Other Income	48,607	47,610
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	28,265	28,610
Operating expenses (1)	8,724	7,640
Exploration expenses	205	187
Depreciation, depletion and amortization	5,808	4,123
Taxes other than on income	1,314	1,255
Interest and debt expense	345	212
Total Costs and Other Deductions	44,661	42,027
Income (Loss) Before Income Tax Expense	3,946	5,583
Income tax expense (benefit)	1,653	2,071
Net Income (Loss)	2,293	3,512
Less: Net income (loss) attributable to noncontrolling interests	83	12
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$2,210	$3,500

(1) Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs.

PER SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$1.12	$2.01
- Diluted	$1.11	$2.00
Weighted Average Number of Shares Outstanding (000's)
- Basic	1,980,146	1,744,628
- Diluted	1,985,900	1,751,441

Note: Shares outstanding (excluding 14 million associated with Chevron’s Benefit Plan Trust) were 1,977 million and 1,980 million at March 31, 2026, and December 31, 2025, respectively.

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended March 31,
	2026	2025
Upstream
United States	$2,112	$1,858
International	1,797	1,900
Total Upstream	3,909	3,758
Downstream
United States	196	103
International	(1,013)	222
Total Downstream	(817)	325
All Other	(882)	(583)
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$2,210	$3,500

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	March 31, 2026	December 31, 2025
Cash and cash equivalents	$5,323	$6,293
Time deposits	$4	$4
Total assets	$329,551	$324,012
Total debt	$45,428	$40,758
Total Chevron Corporation stockholders’ equity	$183,715	$186,450
Noncontrolling interests	$5,656	$5,726

SELECTED FINANCIAL RATIOS
Total debt plus total stockholders’ equity	$229,143	$227,208
Debt ratio (Total debt / Total debt plus stockholders’ equity)	19.8%	17.9%

Net debt (Total debt less cash and cash equivalents, time deposits and marketable securities)	$40,101	$34,461
Net debt plus total stockholders’ equity	$223,816	$220,911
Net debt ratio (Net debt / Net debt plus total stockholders’ equity)	17.9%	15.6%

Cash flow from operations (CFFO) (1)	$31,264	$33,939
Debt-to-CFFO ratio (1)	1.5x	1.2x
Net debt-to-CFFO ratio (1)	1.3x	1.0x
(1) CFFO is presented on a trailing 12 months basis.

RETURN ON CAPITAL EMPLOYED (ROCE)	Three Months Ended March 31,
	2026	2025
Total reported earnings	$2,210	$3,500
Noncontrolling interest	83	12
Interest expense (A/T)	310	192
ROCE earnings	2,603	3,704
Annualized ROCE earnings	10,412	14,816
Average capital employed (1)	233,867	178,730
ROCE	4.5%	8.3%
(1) Capital employed is the sum of Chevron Corporation stockholders’ equity, total debt and noncontrolling interest. Average capital employed is computed by averaging the sum of capital employed at the beginning and the end of the period.

	Three Months Ended March 31,
CAPEX BY SEGMENT	2026	2025
United States
Upstream	$2,190	$2,545
Downstream	91	155
Other	53	63
Total United States	2,334	2,763

International
Upstream	1,675	1,123
Downstream	47	27
Other	7	14
Total International	1,729	1,164
CAPEX	$4,063	$3,927

AFFILIATE CAPEX (not included above)
Upstream	$110	$206
Downstream	176	282
AFFILIATE CAPEX	$286	$488

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Millions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)	Three Months Ended March 31,

OPERATING ACTIVITIES	2026	2025
Net Income (Loss)	$2,293	$3,512
Adjustments
Depreciation, depletion and amortization	5,808	4,123
Distributions more (less) than income from equity affiliates	(400)	268
Loss (gain) on asset retirements and sales	(7)	(19)
Net foreign currency effects	157	130
Deferred income tax provision	(264)	480
Net decrease (increase) in operating working capital	(4,625)	(2,408)
Other operating activity	(448)	(897)
Net Cash Provided by Operating Activities (CFFO)	$2,514	$5,189
INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	—	—
Acquisition of Hess Corporation common stock	—	(2,225)
Capital expenditures (Capex)	(4,063)	(3,927)
Proceeds and deposits related to asset sales and returns of investment	72	600
Net repayment (borrowing) of loans by equity affiliates	979	(66)
Net Cash Provided by (Used for) Investing Activities	$(3,012)	$(5,618)
FINANCING ACTIVITIES
Net change in debt	4,642	5,030
Cash dividends — common stock	(3,526)	(2,984)
Shares issued for share-based compensation	1,160	218
Shares repurchased	(2,572)	(3,917)
Distributions to noncontrolling interests	(152)	(11)
Net Cash Provided by (Used for) Financing Activities	$(448)	$(1,664)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(23)	(3)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$(969)	$(2,096)

RECONCILIATION OF NON-GAAP MEASURES
Net Cash Provided by Operating Activities	$2,514	$5,189
Less: Net decrease (increase) in operating working capital	(4,625)	(2,408)
Cash Flow from Operations Excluding Working Capital	$7,139	$7,597

Net Cash Provided by Operating Activities	$2,514	$5,189
Less: Capital expenditures	4,063	3,927
Free Cash Flow	$(1,549)	$1,262
Less: Net decrease (increase) in operating working capital	(4,625)	(2,408)
Plus: Proceeds and deposits related to asset sales and returns of capital	72	600
Plus: Net repayment (borrowing) of loans by equity affiliates	979	(66)
Adjusted Free Cash Flow	$4,127	$4,204

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(Millions of Dollars)
(unaudited)

RECONCILIATION OF NON-GAAP MEASURES
	Three Months Ended March 31, 2026			Three Months Ended March 31, 2025
REPORTED EARNINGS	Pre-Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax

U.S. Upstream			$2,112			$1,858
Int'l Upstream			1,797			1,900
U.S. Downstream			196			103
Int'l Downstream			(1,013)			222
All Other			(882)			(583)
Net Income (Loss) Attributable to Chevron Corporation			$2,210			$3,500

SPECIAL ITEMS
U.S. Upstream
Legal reserves	$—	$—	$—	$(130)	$—	$(130)
Int'l Upstream
Tax items	—	—	—	—	(55)	(55)
U.S. Downstream
Legal reserves	(470)	110	(360)	(226)	56	(170)
Int'l Downstream
All Other
Fair value adjustment of Hess common stock	—	—	—	232	(52)	180
Total Special Items	$(470)	$110	$(360)	$(124)	$(51)	$(175)

FOREIGN CURRENCY EFFECTS
Int'l Upstream			$(233)			$(136)
Int'l Downstream			8			3
All Other			2			(5)
Total Foreign Currency Effects			$(223)			$(138)

ADJUSTED EARNINGS/(LOSS) (1)
U.S. Upstream			$2,112			$1,988
Int'l Upstream			2,030			2,091
U.S. Downstream			556			273
Int'l Downstream			(1,021)			219
All Other			(884)			(758)
Total Adjusted Earnings/(Loss)			$2,793			$3,813

Total Adjusted Earnings/(Loss) per share			$1.41			$2.18

(1) Adjusted Earnings/(Loss) is defined as Net Income (loss) attributable to Chevron Corporation excluding special items and foreign currency effects.